Exhibit 16

Agreement Regarding Consensual Resolution of Credit Facility

This Agreement is made as of September 22, 2024 between East West Bank (“Lender”) and Landsea Holdings Corporation (“Borrower”).

Whereas, Lender has extended a credit facility to Borrower pursuant to a Loan Agreement dated as of June 7, 2022 and as amended as of June 29, 2023 (the “Loan Agreement”) and secured pursuant to a Commercial Pledge Agreement dated as of June 29, 2023 by 3,225,578 shares (the “Stock”) of Landsea Homes Corporation (the “LSEA”). The Loan Agreement, the Commercial Pledge Agreement and the other documents executed in connection therewith shall be defined as Loan Documents, and capitalized terms used herein and not otherwise defined shall refer to the definitions in the Loan Documents.

Whereas, various Events of Default have occurred, including violation of the Debt Coverage Ratio, violation of the Tangible Net Worth Covenant, and an Adverse Change.

Whereas, Lender and Borrower desire to resolve the Events of Default amicably and expeditiously.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The amount owed under the Loan Documents as of the date hereof is $7,357,000.

2.	The Events of Default have occurred and are not curable within the time limits set forth in the Loan Documents.

3.	Lender is entitled to exercise any and all rights under the Loan Documents and as otherwise provide by the Uniform Commercial Code of California (“UCC”).

4.

Lender has elected to take, and hereby takes, ownership of the Stock in a strict foreclosure action pursuant to Section 9-620 of the UCC and in full satisfaction of the obligations of Borrower under the Loan Documents. The parties acknowledge and agree that they have not received notice from any other party of a security interest or lien in the Stock and to the best of their knowledge no other person has filed a lien or security interest in the Shares.

5.

Borrower consents to the strict foreclosure subject to Lender agreeing, and Lender hereby agrees: (i) not to sell or seek to sell the Stock until such time as Borrower notifies Lender that the LSEA is in an open trading window, and to not otherwise dispose of the Stock at any time during which the LSEA is not in an open trading window pursuant to the LSEA’s insider trading policy, (ii) the Stock will be sold to a third party approved by Borrower and at the prevailing trading price at time of the sale or as otherwise approved by Borrower, and (iii) a portion of the sales proceeds shall be paid by the buyer to Lender equal to (a) the outstanding principal amount of the loan plus imputed interest from the date hereof through such sales date at the interest rate set forth in the Loan Documents and (b) an amount to be added or subtracted to take account of any tax impact to Lender relating to the sale, and the balance of the sales proceeds shall be paid by the buyer to Borrower. Borrower or an entity owned or controlled by Borrower shall not be an eligible purchaser. Borrower and Lender shall cooperate if good faith to sell the shares on or before November 14, 2024; if not sold by such date, clauses (i) and (ii) above shall no longer apply to a sale by Lender.

6.	This strict foreclosure and transfer of the Stock shall be effective as of the date of this Agreement.

7.

Lender and Borrower shall cooperate in good faith to send out such notices and instructions as may be necessary or appropriate to confirm and document the intent of the parties and of this Agreement, including notices to Continental Stock Transfer and Trust, the stock transfer agent of LSEA.

8.

The parties acknowledge and agree that to the extent, if any, as the Events of Default might be deemed to be a default under Lender’s credit facilities with LSEA by reason of any cross default or other terms of the credit facilities, Lender hereby waives such defaults.

9.

Nothing contained in this Agreement is intended nor shall it be construed or deemed to confer any rights, powers or privileges on any person, firm, partnership, corporation or other entity not an express party hereto or a successor in interest.

10.	This Agreement may be executed by facsimile or other electronic signature and may be executed in one or more counterparts, each of which shall constitute one agreement.

Now therefore, the parties have agreed as set forth above and as of the date set forth above.

EAST WEST BANK		LANDSEA HOLDINGS CORPORATION

By:	/s/ Douglas R Krause	By:	/s/ Douglas R Krause
Name: Douglas R Krause		Name: Joanna (Qin) Zhou
Title: Chief Corporate Officer		Title: Executive Vice President